Exhibit 10.61

STATE AUTO INSURANCE COMPANIES

DIRECTORS DEFERRED COMPENSATION AGREEMENT

This agreement is made effective                             , 20        , at Columbus, Ohio, by and among State Auto Financial Corporation, an Ohio corporation (the “Company”), State Auto Property and Casualty Insurance Company, a South Carolina corporation (“SAP&C”), and                                 , a director of the Company (“Participant”).

Background Information

A. It is the desire of the Company to assist the Participant in providing for his retirement through the use of a deferred compensation arrangement.

B. Participant also desires to defer and postpone a portion or all of the compensation to be earned for services to be rendered as a director of the Company in the balance of the current year and in subsequent years, and from time to time thereafter, and in consideration of the performance of future services for the Company by the Participant, the Company is willing to permit the Participant to defer and postpone a portion or all of such compensation, on the terms and subject to the conditions of this agreement.

C. Effective March 1, 2001, the Company has assigned to SAP&C, and SAP&C has assumed and relieved the Company from, all rights, duties and obligations of the Company under the State Auto Insurance Companies Amended and Restated Directors Deferred Compensation Plan (the “Plan”) and any Directors Deferred Compensation Agreements thereunder as the Plan and such Agreements relate to those directors who serve on the Board of the Company and may serve on the Board of one or more other State Auto Insurance Companies affiliates, and as such rights, duties and obligations existed as of March 1, 2001, and may arise from time to time in the future as compensation elected to be deferred and postponed is deemed to be earned by the Participant.

Statement of Agreement

The Company, SAP&C and the Participant acknowledge the accuracy of the foregoing background information and agree as follows:

ARTICLE I—SERVICE

§1.1 Service. The Participant has been elected to serve the Company as a member of its Board of Directors and agrees to serve in such capacity on such terms and conditions as provided in the governing documents of the Company and under applicable law, until his term of office expires without renewal or is otherwise terminated by either party in accordance with the Code of Regulations of the Company or applicable law.

§1.2 Compensation. The Company shall pay the Participant during the term of his service hereunder such fees and other compensation as may be specifically provided for under any written agreement between the parties, or, if none, as the Company may from time to time determine. SAP&C shall also pay the benefits provided in Article III, below, to the Participant provided he satisfies all the requirements and conditions set forth in this agreement to be entitled to such benefits.

§1.3 Rights Preserved. Nothing in this agreement shall be construed to confer upon the Participant the right to continue as a member of the Board of Directors of the Company, or to require the Company to continue the engagement of the Participant in such capacity. The Participant’s election to and service on the Board of Directors of the Company shall at all times be subject to the provisions of the Articles of Incorporation and Code of Regulations of the Company and applicable law.

ARTICLE II—DEFERRED COMPENSATION ACCUMULATIONS

§2.1 Deferral Value. Within 30 days of the effective date of this agreement, and not later than any subsequent December 31 of each year throughout the term of this agreement, the Participant, the Company and SAP&C may, by mutual written agreement, on a Deferral Election Agreement Form, provide for deferred and postponed payment of a percentage (from 10% to 100%) of the fees which otherwise would be paid by the Company during the balance of the initial or next calendar year, as applicable, to the Participant for services to be rendered in that year as a Director of the Company. For this purpose, fees include both fixed fees for service as a Director and fees payable for attendance at Board and Board Committee meetings. With respect to fees for attending Board and Board Committee meetings, the Participant may choose to defer either 0% or 100% of such Board meeting and Committee meeting fees. The Company will transfer the deferred compensation amount agreed to for the next calendar year to SAP&C, and SAP&C will credit such deferral compensation to the Participant’s Accumulations from time to time as the deferred amounts otherwise would have been earned by the Participant. Amounts credited to the Participant’s Accumulations due to such voluntary deferral elections, as adjusted for real or hypothetical earnings or losses as set forth in §2.2 below, shall be referred to as the “Deferral Value.”

§2.2 Record of Accumulations. Solely for the purpose of measuring the amount of SAP&C’s obligations to the Participant or his beneficiaries under this agreement, SAP&C will maintain a separate bookkeeping record of the Deferral Value (the Participant’s “Accumulations”). Subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), SAP&C, in its discretion, may either credit a hypothetical earnings rate to the Participant’s balance of Accumulations for the year, or may actually invest an amount equal to the amount credited to the Participant’s Accumulations from time to time in an account or accounts in its name in the investment options (as defined in the Plan), which investment options may include some or all of those used for investment purposes under the State Auto Insurance Companies Capital Accumulation Plan, as amended from time to time, for employees, if any, as determined by the Company in its discretion. If such separate investment options are made available, the Participant may be permitted to direct the investment with such investment options of the portion of SAP&C’s accounts allocable to him under this agreement in accordance with rules and procedures established from time to time by SAP&C. SAP&C is not obligated to make any particular investment options available, however, if investments are in fact made.

Subject to Section 409A of the Code, SAP&C will credit the Participant’s Accumulations with hypothetical or actual earnings or losses at least annually based on the earnings rate declared by SAP&C or the performance results of investment option(s) chosen pursuant to SAP&C’s or the Participant’s directions, and shall determine the fair market value of the Participant’s Accumulations based on the bookkeeping record or the fair market value of the portion of investment option(s) representing the Participant’s Accumulations. The determination of the earnings, losses or fair market value of the Participant’s Accumulations may be adjusted by SAP&C to reflect its costs associated with this agreement, as determined by SAP&C in its sole discretion.

ARTICLE III—BENEFITS

§3.1 Eligibility for Benefits—Vesting. The Participant shall at all times be fully vested in and entitled to benefits hereunder, regardless of his years of service for the Company.

§3.2 Retirement Benefits. Upon retirement, the Participant shall be eligible to receive payment of the amounts credited to the Participant’s Accumulations as a monthly benefit payable for 60 months. The amount of this monthly benefit shall equal the amount necessary to amortize the Participant’s Accumulations in approximately equal monthly installments of principal plus actual earnings (or less actual losses) during the period of distribution or, subject to Section 409A of the Code, in SAP&C’s sole discretion, the monthly distributions may instead be computed based on the amortization of the Participant’s Accumulations as a monthly benefit payable for 60 substantially equal monthly installments computed using an interest rate declared by SAP&C in its sole discretion from time to time during such period of distribution. The Participant must provide the Company or SAP&C at least 30 days advance written notice of his intention to retire and receive benefits hereunder. Payment of benefits shall begin on the first day of the second month following satisfaction of all requirements for a benefit hereunder, except in the case of a “Key Employee” (as defined in Section 409A of the Code). A Participant who is a Key Employee shall not be eligible to receive any benefits under this Plan until at least six months after the date such Participant otherwise would be eligible to receive such benefits under this section or section 3.5.

§3.3 Death Benefits. In the event of the death of the Participant while receiving benefit payments under any provision of this agreement, SAP&C shall pay the beneficiary or beneficiaries designated by the Participant the remaining payments due under this agreement in accordance with the method of distribution in effect to the Participant at the date of death. In the event of the death of the Participant prior to the commencement of the distribution of benefits under this agreement, SAP&C shall pay such benefits to the beneficiary or beneficiaries designated by the Participant, beginning as soon as practicable after the Participant’s death. Such benefits shall be paid as a monthly payment equal to the amount necessary to amortize the Participant’s Accumulations as a monthly benefit payable for 60 months, computed under one of the alternative methods provided for retirement benefits under §3.2, as selected, subject to Section 409A of the Code, by SAP&C in its sole discretion.

§3.4 Disability Benefits. Upon the Participant’s Total Disability (as hereinafter defined) prior to satisfying the requirements for a retirement benefit under §3.2, the Participant shall be eligible to receive payment of the amounts credited to his Participant’s Accumulations as a monthly benefit commencing after six months of Total Disability and payable for 60 months. The amount of this monthly benefit shall equal the amount necessary to amortize the Participant’s Accumulations as a monthly benefit payable for 60 months, computed under one of the alternative methods provided for retirement benefits under §3.2, as selected, subject to Section 409A of the Code, by SAP&C in its sole discretion.

“Total Disability” under this agreement shall mean a physical or mental condition which totally and presumably permanently prevents the Participant from performing his duties as a director of the Company. The Company shall determine the existence of a Total Disability in its sole discretion.

§3.5 Termination of Service for Other Reasons. If the Participant’s service for the Company as a Director terminates for any reason other than retirement in accordance with §3.2, death, or Total Disability, then the Participant’s Accumulations shall be paid, beginning as soon as administratively practicable, to the Participant as a monthly benefit payable for 60 months, computed under one of the alternative methods provided for retirement benefits under §3.2, as selected by SAP&C in its sole discretion.

§3.6 Payment Alternatives. The amount of monthly payments to be made over a period of time other than 60 months shall be computed under one of the methodologies applicable to the payment of benefits under this agreement in the normal form of distribution, as determined by SAP&C in its sole discretion, subject to Section 409A of the Code.

§3.7 Beneficiary Designation. The Participant shall designate one or more beneficiaries on a form to be supplied by the Company or SAP&C to receive any Accumulations payable in the event of his death. The Participant may change his beneficiary designation at any time (without the consent of any prior beneficiary) by executing a revised beneficiary designation form and delivering it to the Company or SAP&C before his death. In the absence of a beneficiary designation, or in the event the designated beneficiary predeceases the Participant or cannot be located, any death benefits provided under this agreement shall be paid to the Participant’s estate.

ARTICLE IV—MISCELLANEOUS

§4.1 Right to Assets. Nothing contained in this agreement and no action taken pursuant to the provisions of this agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship among the Company, SAP&C and the Participant, any designated beneficiary, or any other person. If SAP&C elects to invest any funds in connection with this agreement, all such investments shall continue for all purposes to be a part of the general assets of SAP&C, and no person other than SAP&C shall by virtue of the provisions of this agreement have any interest in such funds. To the extent the Participant, any designated beneficiary, or any other person acquires a right to receive payments from SAP&C under this agreement, such right shall be no greater than the right of any unsecured general creditor of SAP&C. Neither the Participant, any designated beneficiary nor any other person acquires any right of any kind against the Company for such payments.

§4.2 Assignment and Alienation Prohibited. Neither the Participant, his surviving spouse, nor other beneficiaries under this agreement shall have the power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber, in advance, any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Participant or any beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefits hereunder, SAP&C’s liabilities hereunder shall forthwith cease and terminate.

§4.3 Revocation. This agreement shall continue in effect until revoked or terminated by SAP&C or the Company. This agreement may be amended, revoked or terminated at any time or times, in whole or in part, by the Company or SAP&C, in its sole discretion. However, unless the parties agree otherwise, in the event of a modification, revocation or termination, the Participant shall be entitled to the vested benefits, if any, that have accrued through the date of such amendment, revocation or termination. Such benefits shall be payable at such times and in such amounts as are provided in this agreement, or, subject to Section 409A of the Code and applicable Treasury regulations, SAP&C may, in its sole discretion, elect to accelerate distribution and pay all vested amounts after this agreement terminates.

§4.4 Interpretation. The Chairman of the Board of Directors of SAP&C, or his designee, shall have full power and authority to interpret, construe, and administer this agreement, and the interpretation and construction thereof and actions thereunder by the Chairman or his designee, including any valuation of the Participant’s Accumulations or the amount or recipient of the payments to be made therefrom, shall be binding and conclusive on all persons for all purposes. Neither the Chairman nor any designee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this agreement, provided that the foregoing shall not relieve any person of liability for any action taken or omitted in bad faith. Whenever under this agreement monthly benefits may be payable in substantially equal monthly installments computed using an interest rate declared by SAP&C in its sole discretion from time to time during such period of distribution, the calculation of such monthly benefit payments shall be made under any method deemed reasonable by SAP&C, in its sole discretion, subject to Section 409A of the Code.

§4.5 Binding Effect. This agreement shall be binding upon and inure to the benefit of the Company, SAP&C and their respective successors and assigns and the Participant and his heirs, executors, administrators, and legal representatives.

§4.6 Entire Agreement. This agreement and its exhibits, if any, represent and embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relative to this subject matter.

§4.7 Genders and Numbers. Whenever permitted by the context, each pronoun shall include other genders or numbers.

§4.8 Captions. The captions at the beginnings of the several sections of this agreement are not part of the context of this agreement, but are merely labels to assist in locating those sections, and shall be ignored in construing this agreement.

§4.9 Applicable Law. The Company and SAP&C each have their principal offices in the State of Ohio. This agreement has been negotiated and executed in the State of Ohio and the parties hereby agree that the validity, meaning, and performance of this agreement are to be determined, governed, and enforced under the laws of the State of Ohio, except that any applicable conflict or choice of laws principles of Ohio law that would result in the application of the laws of any other state or jurisdiction to the validity, meaning, or performance of this agreement shall not apply.

§4.10 Code Section 409A Amendments. Notwithstanding any provision to the contrary in this agreement or the Deferral Election Form, nothing shall restrict SAP&C’s right to amend this agreement, without the consent of Participants and without additional consideration to affected Participants, to the extent necessary to avoid taxation, penalties, and/or interest arising under Section 409A of the Code, even if such amendments reduce, restrict, or eliminate rights granted under this agreement before such amendments. Although SAP&C shall use its best efforts to avoid the imposition of taxation, penalties, and/or interest under Section 409A of the Code, tax treatment of deferrals and matching amounts under this agreement is not warranted or guaranteed. Neither SAP&C, the Board, nor any delegatee shall be held liable for any taxes, penalties, interest, or other monetary amounts owed by any Participant, employee, or beneficiary as a result of the deferral or payment of any amounts under this agreement or as a result of SAP&C’s administration of amounts subject to this agreement.

STATE AUTO FINANCIAL CORPORATION	STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY

By	By

Title	Title

Participant: